EXHIBIT 10.38

                                  AGREEMENT

THIS AGREEMENT ("Agreement") is executed as of this 1st day of November 1999, by and between THE RICEX COMPANY, a Delaware corporation ("RiceX"), and BIOCEUTICS, INC., a Delaware corporation ("BioCeutics").

         A. RiceX is a producer of nutritionally dense ingredients and related products (the "Products").

         B. BioCeutics has been formed to engage in the distribution and sale of nutraceutical products involving nutritionally dense ingredients, and desires to obtain a supply of nutritionally dense ingredients and an exclusive arrangement with RiceX for the sale of nutritionally dense ingredients to the entire human market on the terms set forth below.

         C. RiceX is willing to grant BioCeutics a right of first refusal to acquire its nutritionally dense ingredients and to grant BioCeutics an exclusive arrangement with RiceX in the entire human market on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and for other valuable consideration, the parties agree as follows:

                  1. SALE OF PRODUCTS. RiceX agrees to sell its Products identified in EXHIBIT "A" attached hereto to BioCeutics on the terms and subject to the conditions of this Agreement. BioCeutics shall be entitled to a "most favored customer" status, exclusive of samples (which shall be free). The price to be charged to BioCeutics for its purchase of any Products shall be that price which is published in the RiceX standard price sheet or the price negotiated with other customers for like quantities and like Products, whichever is less ("PRICE");PROVIDED, HOWEVER, that for a period of one year from the date hereof, RiceX shall sell its Products to BioCeutics at a five percent (5%) discount from the Price, to the extent the Products are to be resold to existing customers of RiceX, all of which are identified IN EXHIBIT "B" attached hereto. All payments due to RiceX hereunder shall be paid to RiceX in United States dollars not later than thirty (30) days following the date of the applicable invoice from RiceX. All Products delivered to BioCeutics shall be F.O.B. RiceX's plant of origin of the Products, and upon delivery to the proper carrier title and risk of loss and delay shall pass to BioCeutics. RiceX shall deliver Products to the common carrier specified by BioCeutics within ten (10) days after the date for which delivery of Products is requested in a purchase order from BioCeutics, and shall assist BioCeutics in arranging any desired insurance (in amounts that BioCeutics shall determ ine) and transportation to any destinations specified in writing from time to time by B ioCeutics. All insurance premiums and other expenses relating to such transportation and delivery shall be at BioCeutics' expense, RiceX further agrees that it shall maintain its existing pricing margins (selling price minus cost of goods sold) in effect throughout the term of this Agreement.

                  2. RIGHT OF FIRST REFUSAL.

                           (a) RIGHT OF FIRST REFUSAL. RiceX hereby grants to
BioCeutics a right of first refusal (the "Right of First Refusal") to purchase all of the RiceX Products not already under contract to RiceX non-human/feed customers.

                           (b) EXERCISE RIGHT OF FIRST REFUSAL. In order to
exercise the right of first refusal granted to it hereunder, RiceX will provide BioCeutics with production surplus for the remainder of calendar year 1999, and will notify BioCeutics on or before April I and October I of each year commencing in 1999 of the amount of estimated production of Products during the following six (6) calendar months. Thereafter, on or before May I and November I of each year commencing in 1999, BioCeutics shall inform RiceX in writing of the amount of each Product that BioCeutics is willing to purchase during the following six (6) calendar months. (By way of example, BioCeutics shall notify RiceX on or before November 1, 1999 of the amount of each Product that BioCeutics is willing to purchase for the six (6) months commencing January 1, 2000 to June 30, 2000.) To the extent that BioCeutics commits to purchase RiceX Products, RiceX shall be obligated to manufacture and supply such Products, and BioCeutics then shall be obligated to purchase the Products on a take or pay basis. In addition, should BioCeutics commit to purchase a certain quantity of RiceX Products per month, but elects to take delivery of a lesser amount, RiceX shall be paid for the total contracted production but will deliver the additional Products as and when directed by BioCeutics during the ensuing twelve (12) month period. Should BioCeutics fail to direct delivery of said production during the ensuing twelve (12) month period, BioCeutics shall FORFEIT PREPAID funds and the right to receive the Product.

                           (c) SALES TO OTHER CUSTOMERS. In the event that
BioCeutics does not elect to purchase all of the estimated semi-annual production of RiceX, RiceX then shall be entitled to sell the balance of its production to other customers, but not to customers in the human market. Notwithstanding the foregoing, if BioCeutics declines to sell to any customer in the human market, BioCeutics will notify RiceX and, if BioCeutices CONSENTS (IN WRITING), RICEX SHALL be entitled to sell to such human market customer.

                           (d) TERM. The term of this right of first refusal
(and of this Agreement) shall be for ten (10) years commencing on the date hereof and continuing until November 1, 2009. In addition, provided that BioCeutics is not then in material default under this Agreement, BioCeutics shall have the option to extend the term of this Agreement for four (4) periods of five (5) years each. Such extensions shall occur automatically unless BioCeutics gives written notice to RiceX at least ninety (90) days prior to the expiration of the initial term or each renewal term that it does not elect to extend the term of this Agreement.

                  3. EXCLUSIVE RIGHT TO SELL.

                           (a) EXCLUSIVE RIGHT TO SELL. Subject to meeting
the minimum purchase requirements set forth in paragraph 3 (c) below, RiceX hereby grants to BioCeutics the exclusive right to sell Products which include RiceX ingredients to the entire human market, including current customers of RiceX. During the term of this Agreement, no one other than BioCeutics, shall sell Products for the human market, except as provided in paragraph 2(c) above. In addition, in the event anyone contacts RiceX with a business opportunity for the human market, RiceX shall forward that inquiry to BioCeutics.

                           (b) MINIMUM PURCHASE REQUIREMENTS. The exclusive
rights granted to BioCeutics under paragraph 3(b) of this Agreement (but no other rights granted hereunder) shall terminate in the event that BioCeutics purchases less than $2,000,000 (not including sales to customers indicated on EXHIBIT "B" ATTACHED HERETO) OF PRODUCTS through December 31, 2000, or $5,000,000 of Products in 2001. Thereafter, the exclusive rights granted to BioCeutics hereunder shall be subject to minimum purchases of $6,000,000 in 2002, $7,200,000 in 2003, $8,640,000 in 2004, and increasing thereafter at the rate of five percent (5%) per annum from 2005 through the remaining term of this Agreement. All purchases in excess of the required minimum per year shall be carried over to the following year, and BioCeutics' obligation to meet such minimum purchase requirements is subject to RiceX manufacturing sufficient Product to allow BioCeutics to meet such minimum purchases.

                           (c) LICENSE FOR TRADEMARKS. In addition to the
exclusive right to sell described in this paragraph, so long as BioCeutics is not in default hereunder, RiceX hereby grants to BioCeutics an exclusive license to use the trademarks "MiraChol" and "MaxE" BioCeutics also shall be required to imprint the RiceX trademark brand on all products incorporating RiceX Products sold by BioCeutics during the term of this Agreement. RiceX agrees that it is the holder of the trademarks ("Trademarks") mentioned in this paragraph, and that the sale and use of the Products and the Trademarks will not infringe any person's right. RiceX shall indemnify and defend BioCeutics against any and all such infringement claims, demands, actions, losses, damages, fines, penalties, costs and expenses (including reasonable attorneys' fees). BioCeutics acknowledges that RiceX's right in the Trademarks are subject to an existing security interest in favor of a lender.

                           (d) TERM OF EXCLUSIVE RIGHT TO SELL AND EXCLUSIVE
LICENSE TO USE TRADEMARKS. The term of the exclusive rights granted to BioCeutics hereunder shall be for the term of this Agreement (including extensions) as provided in paragraph 2(d) above.

                           (e) PAYMENT FOR EXCLUSIVE RIGHT. In consideration
for granting the exclusive rights and license to BioCeutics hereunder, BioCeutics shall pay to RiceX the following:

                                    (i) A royalty of two percent (2%) of
BioCeutics' gross receipts. For purposes of this Agreement, the term "gross receipts" means the total receipts received by BioCeutics and its affiliates who are involved in the sale of nutraceutical products from all sources, but shall be net of freight charges and other similar costs and shall exclude refunds for merchandise returned which were previously included in gross receipts, allowances or adjustments granted to customers to the extent that these were previously included in gross receipts, transfers of merchandise from warehouse to warehouse provided that such transfer was not for the purpose of delivery of merchandise sold, merchandise returned to vendors, and sales, use, gross receipts, excise and like taxes which are added to the selling price of merchandise at the point of sale and paid for by the customer,

                                    (ii) BioCeutics shall keep full and
complete records and books of account reflecting all sales and business transactions in order to enable RiceX to ascertain the royalty payments due hereunder. BioCeutics agrees to keep all records pertaining to gross receipts at its main office for a period of not less than three (3) years following the date on which BioCeutics submits its report of gross receipts based on such records. BioCeutics also shall prepare and deliver to RiceX within thirty (30) days after the end of each calendar quarter a true written statement signed by BioCeutics or its duly authorized officer or agent showing in such form and detail as RiceX shall reasonably specify the elements and amounts of gross receipts during such calendar quarter or fraction thereof. With said statement for each calendar quarter, BioCeutics shall pay to RiceX the amount of royalty due for such calendar quarter. If BioCeutics shall fail to prepare and deliver, within the time above mentioned, any statement of gross receipts or other related information required hereunder, RiceX may elect to treat BioCeutics' failure as a breach of this Agreement. RiceX also may elect to conduct an audit of all books and records of BioCeutics which in any way pertain to or show gross receipts. Such audit may be conducted by RiceX or by its authorized representative. If the statement prepared as a result of such audit indicates that any additional royalties are due, BioCeutics shall pay such royalties, plus interest thereon at the maximum rare from the date such payment was due until the date of payment, and in addition, in any case where the amount of gross receipts shown by such audit is equal to or in excess of one hundred four percent (104%) of the amount disclosed by BioCeutics' statement for the same period, BioCeutics shall pay for the cost of the audit.

                           (f) INFRINGEMENT. RiceX shall use its best
efforts to prevent others from infringing upon the exclusive rights granted to BioCeutics hereunder, but shall not be liable for such infringement, nor shall such infringement affect any payments required hereunder.

                           (g) TERRITORY. This Agreement shall relate to
domestic and international sales, provided that RiceX shall be entitled to sell Products, in bulk only, to wholesale customers located in the countries of China, India, Indonesia, Bangladesh, Vietnam, Thailand, Myanmar, Philippines, Brazil, Korea, Pakistan, Egypt and Malaysia, but will cease such activity promptly after BioCeutics gives it notice that it chooses to exploit such opportunity and substantially maintain RiceX's market share. The exclusive right granted to BioCeutics hereunder as to international sales shall be for a term expiring December 31, 2000. Thereafter, BioCeutics shall have the option, exercisable by giving RiceX written notice thereof at any time prior to February 28, 2001, to extend the exclusive rights granted hereunder as to international sales for the remaining term of this Agreement by giving RiceX written notice thereof accompanied by a cash payment of $500,000.

                           (h) INDEMNIFICATION.

                           (i) RiceX agrees to indemnify BioCeutics for, and
hold it harmless from and against, any and all costs, expenses and damages (including reasonable attorneys' fees and expenses) incurred in connection with any suit, action or claim arising out of, or as a result of, any claims for damages to person or property occasioned from the use of the products to be sold by BioCeutics after the date hereof, if and only if, such damages are caused by the Products purchased hereunder from RiceX and not any additions to or modifications of the Products made by BioCeutics ("Additions and Modifications").

                           (ii) BioCeutics agrees to indemnify RiceX for, and
hold it harmless from and against, any and all costs, expenses and damages (including reasonable attorneys' fees and expenses) incurred in connection with any suit, action or claim arising out of, or as a result of, any claims for damages to person or property occasioned from the use of the products to be sold by BioCeutics after the date hereof, if and only if, such damages are caused by the Modifications and Additions and not the Products purchased hereunder from RiceX.

                  4. DEFAULT. A party shall be in default under this Agreement if any of the following shall occur:

                           (a) BioCeutics shall fail to pay any royalty due
hereunder as and when due;

                           (b) RiceX shall fail to manufacture Products for
sale to BioCeutics hereunder;

                           or

                           (c) Either party shall otherwise breach any term
or condition of this Agreement.

If an event of default shall occur and is not cured within thirty (30) days after the giving of written notice thereof to the defaulting party, the other party shall be entitled to terminate this Agreement and the exclusive rights and exclusive license granted hereby, and pursue any and all claims for damages. In addition, in the event that BioCeutics fails to meet the minimum purchase requirements for December 31, 2000 as set forth in paragraph 3(c) above, all results, reports, information and materials derived from the clinical trials, testing and research to be undertaken by BioCeutics (which materials and information currently are owned by BioCeutics) shall become the property of RiceX and shall be delivered to RiceX by BioCeutics, subject to a non-exclusive right in favor of BioCeutics to continue to use such materials and information free of charge.

                  5. MISCELLANEOUS.

                           (a) TIME IS OF THE ESSENCE. Time is of the essence
in the performance of the parties' respective obligations herein contained.

                           (b) FURTHER ASSURANCE. Each party agrees that upon
the request of the other it will, from time to time, execute and deliver to such other party all such instruments and documents of further assurance or otherwise, and will do any and all
such acts and things as reasonably may be required to carry out the obligations of such party hereunder and consummate the transactions contemplated hereby.

                           (c) HEADINGS. The headings of this Agreement are
included for purposes of reference and convenience only and shall not limit or otherwise affect the construction or interpretation of any of the provisions of this Agreement.

                           (d) ENTIRE AGREEMENT, MODIFICATION. This
Agreement, including all exhibits, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. No supplement, modification or amendment of this Agreement shall be effective unless executed in writing by all of the parties hereto.

                           (e) NOTICE. Whenever the service or the giving of
any document or consent by or on behalf of any party hereto upon any other party is herein provided for, or becomes necessary or convenient under the provisions of this Agreement or any document related hereto, a valid and efficient service of such document shall be effected by delivering the same in writing to such party in person, by Federal Express or other reputable courier, by facsimile, or by sending the same by registered or certified mail, return receipt requested, and shall be deemed received upon personal delivery if delivered personally, by Federal Express or other reputable courier or by facsimile, or four (4) business days after deposit in the mail in the United States, postage prepaid, addressed to the person to receive such notice or communication at the following address:

RiceX:                      1241 Hawk's Flight Court
                            El Dorado Hills, California 95762
                            Attention:  Daniel L McPeak, Sr.
                            Telephone:(916) 933-3000
                            Facsimile:  (916) 933-3333

BioCeutics:                 Graubard Mollen & Miller
                            600 Third Avenue
                            New York, New York 100 16
                            Attention:  David Alan Miller
                            Telephone (212) 818-8800
                            Facsimile: (212) 818-8881

Notice of change of address shall be given by written notice in the manner detailed in this paragraph 5(e).

                           (f) COUNTERPARTS. This Agreement may be executed
in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

                           (g) LAW GOVERNING. This Agreement shall be
construed in accordance with, and shall be governed by, the laws of the State of Delaware.

                           (h) SUCCESSORS AND ASSIGNS. Neither party may
assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be withheld in such party's sole and absolute discretion. Subject to the foregoing, this Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

                           (i) SEVERABILITY. In the event any portion of
this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Agreement, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been a part of this Agreement.

                           (J) GENDER AND NUMBER. As used in this Agreement,
the masculine, the feminine and the neuter gender, and the singular or plural number, shall be deemed to include the others wherever the context so indicates or requires.

                           (k) ATTORNEYS' FEES. In the event of the bringing
of any action by any party hereto against any other party arising out of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover from the other party all costs and expenses of suit, including reasonable attorneys' fees.

                           (l) GOVERNING LAW, DISPUTE. This Agreement shall
be governed by and construed under the law of the State of Delaware, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. Each of the undersigned (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the Superior Court of the State of Delaware, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the Superior Court of the State of Delaware in any such suit,action or proceeding. Each of the undersigned further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Superior Court of the State of Delaware and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

                           (m) FORCE MAJEURE. Either party shall be excused
from all obligations under this Agreement to the extent performance is prevented by a Force Majeure. For purposes of this Agreement, a "Force Majeure" includes only Acts of God; hurricane, tornado and other weather conditions; labor strike, lockout or other major industrial disturbance; war, riot, sabotage, act of public enemy, terrorist act or gang violence; serious illness or epidemic; earthquake or other earth movement, flood or other natural disaster; bomb blast or other explosion; fire or, government action that prevents performance.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE RICEX COMPANY
A Delaware Corporation
("RiceX")

Name: Daniel McPeak, Sr
By:/s/Daniel L. McPeak
Its: Chief Executive Officer and Chairman of the Board

BIOCEUTICS, INC.
A Delaware Corporation
("BioCeutics")

Name: Samuel Rozzi
By:/s/Samuel Rozzi
Its: Vice President